Exhibit 99.1

April 20, 2011

Dear Shareholders,

The Management and the Board of Directors of Vermillion welcome the perspectives of all of our shareholders. As you may or may not know, Jeb Besser of his firm Manchester Management filed a letter on April 18, 2011 on a Form 13D, making a number of allegations and demands. We have and will continue to be as open as possible with our shareholders and their concerns. The management and board have indeed spoken with Mr. Besser on multiple occasions in an attempt to address a number of his concerns. We even offered Mr. Besser an opportunity to come “over the wall” and have a more complete dialogue regarding a number of his assertions. What Mr. Besser’s Form 13D fails to say is that he refused any non-public information, because coming over the wall would have necessarily required a confidentiality agreement and limited his ability to obtain “liquidity” for his position. He claims to want what is best for shareholders, while at the same time refusing complete information. This suggests to us that his goal is not to create long term value for shareholders but rather a short term stock price jump for his own benefit.

As we’ve mentioned to Mr. Besser, we take issue with a number of his statements. With respect to Mr. Besser’s concern that the company should have waited to upsize its recently completed follow-on offering until pricing, we would point out that Mr. Besser’s approach is not permitted by the Securities and Exchange Commission. Rules promulgated by the SEC under the Securities Act of 1933, do not permit Form S-1 issuers, like Vermillion, to upsize offerings by more than 20% at pricing regardless of demand.

Mr. Besser faults management for the 2009 projections offered by the Company in connection with the court-approved reorganization plan. While it is true that the projections may have proved inaccurate in a number of respects, they were good faith estimates at the time, based on available information and included precautionary language indicating that as forward-looking statements they should not be relied upon as indications of actual results. Management revised its projections quickly following launch once it became clear that its reimbursement estimates were too conservative and adoption rate estimates were too fast. This is also very dated information and had long since been vetted by the analyst community prior to Mr. Besser’s recent stock purchases described in his most recent Form 13D.

Our goal is to create value for all of our shareholders and continue growing the market for the OVA1® Test as well as our previously announced new product development efforts. We are continuing to build out our market development efforts and the company is performing to its more information-based plan and continuing to explore opportunities for accelerating adoption. The Board is in the process of reviewing its Bylaws and Rights Plan to determine whether any changes are appropriate and will take Mr. Besser’s views under consideration. After the recent offering, Stephens picked up research coverage on the company and along with the coverage by Roth, we feel this gives our shareholders two outside, well-researched opinions of the long term potential for Vermillion and its shareholders.

We look forward to updating you on our progress.

Sincerely

Board of Directors

Vermillion, Inc.